Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-233441 and 333-200556) of our report dated March 12, 2020, relating to the consolidated financial statements and schedule of The Habit Restaurants, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for leases), and the effectiveness of internal control over financial reporting of The Habit Restaurants, Inc., appearing in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ Moss Adams LLP

San Diego, California

March 12, 2020